Exhibit 21.1

SUBSIDIARIES BY JURISDICTION

NAME	JURISDICTION
Asset Acceptance, LLC	Delaware

Asset Acceptance Recovery Services, LLC	Delaware

Legal Recovery Services, LLC	Delaware